AMENDMENT NO. 5 TO
SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 5, effective as of May 8, 2013 (the “Amendment”), amends the Shareholder Rights Agreement, dated as of June 23, 2009 (as amended by Amendment No. 1 dated as of May 6, 2011, Amendment No. 2 dated as of March 16, 2012, Amendment No. 3 dated as of March 23, 2012, and Amendment No. 4 dated as of February 11, 2013, (the “Rights Agreement”), between Plug Power Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation (the “Rights Agent”).  Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, the Company is entering into a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), with Air Liquide Investissements d'Avenir et de Demonstration (the “Investor”) pursuant to which the Company will issue shares (the “Securities Purchase Agreement Shares”) of Series C Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”);

WHEREAS, pursuant to and in accordance with the terms the Certificate of Designations to the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Designations”), the Series C Preferred Stock will be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, pursuant to and in accordance with the terms the Certificate of Designations, the Series C Preferred Stock shall, from and after the date of its issuance, accumulate dividends at the rate per annum equal to 8% of the issue price of the Series C Preferred Stock, which shall be payable at the election of the Corporation, in cash or in shares of Common Stock (the “Dividend Shares” and, together with the Securities Purchase Agreement Shares and any other shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned, now or in the future, by the Investor or any of its Affiliates or Associates as a result of the terms of the Series C Preferred Stock as set forth in the Certificate of Designations, the “Investor Shares”);

WHEREAS, upon the execution of the Securities Purchase Agreement and as a result of the issuance to the Investor of the Investor Shares, the Investor may acquire, now or in the future, or be deemed to have acquired or may have or be deemed to have, now or in the future, together with their respective Affiliates and Associates, Beneficial Ownership of shares of Common Stock of the Company representing 15% or more of the shares of Common Stock of the Company then outstanding;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company to amend the Rights Agreement to provide that the Investor and its Affiliates and Associates may acquire the Investor Shares without becoming Acquiring Persons and without causing the occurrence of a Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event under the Rights Agreement (the “Securities Purchase Agreement Exemption”);

WHEREAS, pursuant to Section 27 of the Rights Agreement and under the circumstances specified therein, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company;

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment and, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment; and

WHEREAS, the Board of Directors of the Company has determined that this Amendment and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Common Stock.

NOW, THEREFORE, the parties hereby agree as follows:

            1.    The first paragraph of the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as “Exempt Persons”); provided, however, that the term “Acquiring Person” shall not include: (1) Air Liquide Investissements d'Avenir et de Demonstration and its Affiliates and Associates (collectively, “Air Liquide”), to the extent Air Liquide becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding solely due to Air Liquide’s Beneficial Ownership of shares of Series C Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”), issued pursuant to the Securities Purchase Agreement, dated as of May 8, 2013, by and between the Company and Air Liquide Investissements d'Avenir et de Demonstration (the “Securities Purchase Agreement”), and the Certificate of Designations to the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Series C Preferred Stock Certificate of Designations”), and any shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned, now or in the future, by Air Liquide as a result of the terms of the Series C Preferred Stock as set forth in the Series C Preferred Stock Certificate of Designations, including, without limitation, shares of Common Stock of the Company Beneficially Owned or deemed to be Beneficially Owned by Air Liquide as a result of accrued dividends or dividends paid-in-kind on the Series C Preferred Stock or any adjustments (including, without limitation, to the conversion price or conversion ratio) to the Series C Preferred Stock (the “Air Liquide Preferred Stock Investment Shares”); and (2) any Grandfathered Person, any INTER RAO Grandfathered Person, any SSF Grandfathered Person or any February 2013 Offering Grandfathered Investor, unless (A) with respect to a Grandfathered Person, such Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the Grandfathered Percentage of such Grandfathered Person, (B) with respect to an INTER RAO Grandfathered Person, such INTER RAO Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the INTER RAO Grandfathered Percentage of such INTER RAO Grandfathered Person, (C) with respect to an SSF Grandfathered Person, such SSF Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the SSF Grandfathered Percentage of such SSF Grandfathered Person, and (D) with respect to a February 2013 Offering Grandfathered Investor, such February 2013 Offering Grandfathered Investor becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding the February 2013 Offering Investor Grandfathered Percentage of such February 2013 Offering Grandfathered Investor.  For the avoidance of doubt, if Air Liquide becomes or is the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (including the Air Liquide Preferred Stock Investment Shares) and at such time Air Liquide is or is deemed to be the Beneficial Owner of any shares of Common Stock of the Company other than the Air Liquide Preferred Stock Investment Shares, then Air Liquide shall be deemed an Acquiring Person hereunder.

2.   Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“From the date hereof until the earlier of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person could become, or would be, the Beneficial Owner of 15% (or in the case of a Grandfathered Person, INTER RAO Grandfathered Person, SSF Grandfathered Person or February 2013 Offering Grandfathered Investor, the Grandfathered Percentage, INTER RAO Grandfathered Percentage, SSF Grandfathered Percentage, or February 2013 Offering Investor Grandfathered Percentage applicable to such Person) or more of the shares of Common Stock of the Company then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company.  As soon as practicable after the Distribution Date, the Rights Agent will, at the Company’s expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein.  In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.  As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

3.   Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

4.   This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

5.   This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

PLUG POWER, INC.

Attest:

/s/ Gerard L. Conway, Jr.	By: /s/ Andrew Marsh
Name: Gerard L. Conway, Jr.	Name: Andrew Marsh
Title: General Counsel	Title: President and Chief Executive Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC, as Rights Agent

Attest:

/s/ Jack Liger	By: /s/ Peter Breen
Name: Jack Liger	Name: Peter Breen
Title: Relationship Manager	Title: General Manager

[Signature Page to Amendment No.5 to Shareholder Rights Agreement]